EXHIBIT 14.1


                       CODE OF BUSINESS CONDUCT AND ETHICS

                      FOR COO AND SENIOR FINANCIAL OFFICERS

                        ADOPTED BY THE BOARD OF DIRECTORS

                               ON DECEMBER 8, 2003

Performance Capital Management, LLC (the "Company") has adopted a Code of Ethics applicable to its principal executive officer and financial managers. The Chief Operations Officer ("COO") and all senior financial officers, including the principal accounting officer or controller, the Chief Information Officer and the Chief Legal Officer are expected to abide by this Code and the provisions set forth herein relating to ethical conduct, conflicts of interest and compliance with law, as well as all business conduct standards and policies relating to areas covered by this Code applicable to directors and employees of the Company which may be adopted by the Board from time to time. If a law conflicts with a policy in this Code, you must comply with the law.

The COO and all senior financial officers:

     1. are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the COO and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its disclosure and procedural responsibilities.

     2. shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     3. shall promptly bring to the attention of the Chief Legal Officer or the COO and to the Audit Committee any information he or she may have concerning any violation of this Code of Business Conduct and Ethics, and any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     4. shall promptly bring to the attention of the Chief Legal Officer or the COO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code of Business Code and Ethics.


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     5. shall not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or improperly interfere with or impede any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

     6. shall comply in all material respects with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

     7. shall avoid conflicts of interest in his or her personal and professional relationships that may conflict with the interests of the Company or make it difficult to perform his or her work objectively and effectively; provided however, that certain actual or apparent conflicts of interest shall be permissible if the contract, transaction, relationship or interest is disclosed or known to the Board of Directors or Board Audit Committee, or the shareholders of the Company, which in good faith authorizes, approves or ratifies the contract, transaction, relationship or interest in accordance with applicable law and the Operating Agreement of the Company.

     8. shall not use confidential information acquired in the course of one's work for personal financial gain at the Company's expense.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Business Conduct and Ethics by the COO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including, without limitation, the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, whether an employment agreement exists and, if so, the consequences of terminating the agreement, and whether or not the individual in question had committed other violations in the past.

Any waiver of this Code for the COO and senior financial officers may be made only by the Board or a designated Board committee and will be promptly disclosed as required by law.

It is the Company's intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406.


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